EXHIBIT 2.2

June 13, 2008

PFF Bancorp, Inc.

9337 Milliken Avenue

Rancho Cucamonga, CA 91730

Re:	M&I Loan

Ladies and Gentlemen:

FBOP Corporation (“FBOP”) has entered into an Agreement Regarding M&I Loan (the “Agreement”) pursuant to which FBOP has agreed in certain circumstances to purchase the promissory note of PFF Bancorp, Inc. dated December 16, 2007 in the principal amount of $44,000,000 (the “Note”) payable to M&I Marshall & Isley Bank (“M&I”).

FBOP agrees that in the event it purchases the Note, whether pursuant to the Agreement or otherwise, it will not exercise its rights and remedies under the Commercial Pledge Agreement dated September 28, 2007 (the “Pledge Agreement”), the Uniform Commercial Code, or any other statute or common law with respect to the Collateral pledged pursuant to the Pledge Agreement upon the occurrence of any “Event of Default” as set forth therein (or any default in any “Related Document,” as defined therein) until after December 13, 2008; provided that, the foregoing forbearance shall not apply to Events of Default set forth in the Paragraphs of the Pledge Agreement titled “False Statements,” “Defective Collateralization,” “Insolvency” or “Creditor or Forfeiture Proceedings.”

Very truly yours,

FBOP CORPORATION

By:

Accepted and Agreed to this

13th day of June, 2008

PFF BANCORP, INC.

By:
Its: